Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information Contact:

Richard Gomberg
Vice President & CFO, iVOW, Inc.
(858) 703-2820

iVOW ANNOUNCES SIGNING OF MERGER AGREEMENT FOR SALE OF COMPANY

SAN DIEGO, CALIFORNIA, September 21, 2006 — iVOW, Inc. (NASDAQ: IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today announced that it has executed a definitive merger agreement with Crdentia Corp. (OTCBB: CRDT), a leading U.S. provider of healthcare staffing services.  Under the merger agreement, Crdentia will acquire iVOW for approximately $3.5 million in shares of Crdentia’s common stock, subject to adjustment based on the iVOW bank and financing debt assumed by Crdentia, the value of any uncollected accounts receivable at closing and the value of any iVOW warrants assumed by Crdentia determined using the Black-Scholes pricing model.  The definitive merger agreement was recommended and approved by a special transaction committee of the Board of Directors and unanimously approved by all disinterested members of the Board.  B. Mason Flemming & Co., Inc. provided a fairness opinion to iVOW’s Board.

The transaction is subject to the approval of iVOW’s stockholders, as well as the satisfaction of customary closing conditions. iVOW and Crdentia expect the closing to occur during the fourth quarter of this calendar year.  Crdentia intends to operate and develop iVOW’s programs for the medical management of chronic and morbid obesity.   As part of the transaction, Crdentia intends to apply to have its common stock approved for quotation on the Nasdaq Capital Market.

In addition, iVOW announced that, effective September 20, 2006, Fred Toney resigned from the Company’s Board of Directors.

About iVOW, Inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients. We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is the new corporate name of Vista Medical Technologies, Inc.  iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

About Crdentia Corp.

 Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services.  Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing and allied shortage issue.  There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry.  Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand.  By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, providing greater diversity of client services and expanded distribution that, in turn, drive internal growth.  For more information, visit www.crdentia.com.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc.  Actual results may differ materially depending on a number of risk factors inherent in our business which are described in iVOW’s Securities and Exchange Commission filings which are available at www.sec.gov.  In addition, there can be no assurance that iVOW and Crdentia will complete the transactions contemplated by the Merger Agreement, or that iVOW will be able to satisfy all required closing conditions, including obtaining the requisite stockholder approvals.  iVOW undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Additional Information about the Merger and Where to Find It

In connection with the merger, Crdentia and iVOW intend to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a prospectus and a joint proxy statement. INVESTORS AND SECURITY HOLDERS OF CRDENTIA AND IVOW ARE URGED TO READ THESE, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CRDENTIA, IVOW AND THE MERGER. The proxy statement, prospectus and other relevant materials (when they become available), and any other documents filed by Crdentia or iVOW with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Crdentia by directing a written request to: Crdentia Corp., 5001 LBJ Freeway, Suite 850, Dallas, TX, 75244, Attention: Investor Relations, or iVOW, Inc., 11455 El Camino Real, Suite 140, San Diego, CA 92130, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Crdentia, iVOW and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Crdentia and iVOW in connection with the merger. Information about those executive officers and directors of Crdentia and their ownership of Crdentia’s common stock is set forth in Crdentia’s Form 10-K/A, which was filed with the SEC on April 28, 2006. Information about the executive officers and directors of iVOW and their ownership of iVOW’s common stock is set forth in the proxy statement for iVOW’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on May 10, 2006. Investors and security holders may obtain additional information regarding the direct and indirect interests of Crdentia, iVOW and their respective executive officers and directors in the merger by reading the proxy statement and prospectus regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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